Exhibit 10.11

SERVICE CONTRACT

between

Biofrontera Aktiengesellschaft, Hemmelrather Weg 201, 51377 Leverkusen, represented by the Supervisory Board, in turn represented by its Chairman, Mr. Jürgen Baumann,

- hereinafter referred to as the “Company” –

and

Prof. Dr. Hermann Lübbert, Höhenstraße 59, 51381 Leverkusen,

- hereinafter also referred to as the “Management Board Chairman/CEO” – with the
Company and the Chairman hereinafter referred to together as the “Parties” -

Preliminary remarks

Prof. Dr. Lübbert was appointed by a resolution of the Supervisory Board to be the Company’s Management Board Chairman (Chief Executive Officer/CEO), with effect from November 10, 2010, for a further five years until December 31, 2015. This Management Board appointment was extended until October 31, 2020. Prof. Dr. Lübbert was again appointed Management Board Chairman (Management Board Chairman/CEO).

The Service Contract, which was concluded on a firm basis for the period between November 1, 2010 and October 31, 2015, exists between the Parties (hereinafter referred to as “Service Contract 2010”). In the instance of a further appointment of the Management Board Chairman/CEO to the Company’s Management Board, the Service Contract shall extend by the period of the appointment.

Based on the foregoing, the Parties shall hereby agree the following in relation to contractual implementation:

Section 1

Appointment, management, representation

(1)	By resolution dated [•] of the Company’s Supervisory Board, Prof. Dr. Lübbert shall be appointed to be a member and Chairman of the Company’s Management Board for the period from November 1, 2015 until October 31, 2020, – and consequently for a period of five years.

(2)	Prof. Dr. Lübbert shall manage the Company’s business as Management Board Chairman/CEO together with the other member, or members, of the Management Board.

(3)	The Management Board Chairman/CEO shall be entitled to represent the Company on a sole basis. To this extent, he shall be exempt from the restrictions of Section 181 of the German Civil Code (BGB), insofar as he shall be entitled to implement legal transactions on the Company’s behalf, with himself as the representative of a third party.

Section 2

Tasks, activities for subsidiaries

(1)	Irrespective of his overall responsibilities, the Management Board Chairman shall perform the areas of tasks designated in greater detail in the respective valid business allocation plan according to laws, the Company’s bylaws and the rules of business procedure for the Management Board as approved by the Supervisory Board.

(2)	The Management Board Chairman shall declare himself prepared to assume managerial activities in companies in which the Company holds majority interests either directly or indirectly, or in which it will hold majority interests in the future (affiliates in the meaning of Sections 15 et seq. of the German Stock Corporation Act [AktG]). This shall also include the readiness to assume corresponding managing director/management board positions. No additional compensation shall be paid for this, by either the Company or respective affiliates. Rather, his related activities shall be deemed to be services under this contract, which shall be compensated by remuneration under this contract. He shall immediately step down from such offices at the wish of the Supervisory Board as far as legally permissible.

(3)	The Management Board Chairman shall be obligated at the wish of the Supervisory Board to assume Supervisory Board mandates or seats on other controlling bodies at other companies as well as honorary functions in associations. He must step down from such offices at any time at the wish of the Supervisory Board, and at the latest as of the ending of the appointment as Management Board member as far as legally permissible.

(4)	The transactions designated in the Company’s bylaws or by the Supervisory Board in a set of rules of business procedure or in an individual case shall require prior approval by the Supervisory Board (Section 111 (4) of the German Stock Corporation Act [AktG]).

Section 3

Working hours

(1)	The Management Board Chairman/CEO shall not be bound by fixed working hours. The Management Board Chairman/CEO shall nevertheless be required to be available for service if and to the extent required for the Company’s benefit.

(2)	Irrespective of the regulation in Section 2 (2), the Management Board Chairman/CEO must make his entire working hours available to the Company. Any paid or unpaid ancillary activity, including the exercising of Supervisory Board mandates as well as publication and lecturing activities, shall require prior Supervisory Board approval, although this can only be denied if such activities conflict with the justified interests of the Company or its affiliates. If the Management Board Chairman/CEO notifies the Supervisory Board, represented by the Supervisory Board Chair, that he wishes to take up an ancillary activity, the Supervisory Board must decide whether to issue or refuse approval at its next meeting following such notification.

(3)	The Management Board Chairman/CEO shall be permitted to perform his activity as Professor at the Ruhr University Bochum. Furthermore, he shall be permitted to act as Managing Director for Biofrontera Bioscience GmbH and Biofrontera Pharma GmbH as well as Biofrontera Development GmbH and Biofrontera Neuroscience GmbH, and as Chairman of Biofrontera Inc.

Section 4

Compensation

(1)	The Management Board Chairman/CEO shall receive fixed annual compensation of EUR 350,000.00 gross (in words: EURO three hundred and fifty thousand) to be paid in arrears in twelve equal monthly instalments – in compliance with statutory deductions. With the attainment of a consolidated net profit (positive consolidated net result), as reported in the Company’s approved consolidated financial statements, the fixed annual salary shall increase to EUR 400,000.00 at the start of the following fiscal year. Payment in arrears of the increased salary shall be made for the months between the reporting cut-off date of the corresponding consolidated financial statements until the month in which the financial statements are approved (inclusive), and a monthly payment of the increased compensation shall be made from the month following the approval of the corresponding consolidated financial statements. If the contact appointment ends during the year, payment shall be made pro rata temporis.

(2)	The Management Board Chairman/CEO shall receive an annual bonus. From the 2015 calendar year, the bonus payment shall amount to EUR 80,000.00 gross given full target attainment (100%). If the target is exceeded, the amount shall increase on a linear basis by the respective percentage rate to a maximum of 150%. In the case of a shortfall in relation to the target of up to 70%, the bonus payment shall reduce on a linear basis; in the case of a shortfall in relation to the target of more than 70%, no bonus payment shall be made. The measurement factors for the 2015 fiscal year were already determined before this Service Contract was concluded, and thereafter shall be determined by mutual consent in a target agreement in each case as of the end of a fiscal year for the subsequent fiscal year. If no unanimity is reached between the Management Board Chairman/CEO and the Company, the Supervisory Board shall decide on the structure of the target agreement at its discretion. The possibility of imposing limits is to be considered especially for extraordinary developments. The due date of the bonus payment shall in each case occur one month after the Company’s Supervisory Board approves the separate annual financial statements and the consolidated financial statements. If the Company terminates the Service Contract on good grounds in the meaning of Section 626 of the German Civil Code (BGB), the bonus payment for the fiscal year in which the determination becomes effective shall be cancelled. Otherwise, the bonus payment shall reduce proportionally pro rata temporis if the service arrangement begins or ends for other reasons during the year.

(3)	As long-term performance component, the Management Board Chairman/CEO shall be granted stock options from the 2010 Stock Option Program as well as from its successor program or other share-based compensation. The stock options that are granted shall include four-year blocking periods.

(4)	To further enhance the long-term incentive effect of variable compensation and consequently its orientation to the Company’s long-term development and growth, the Management Board member shall be obligated to privately hold one of the Company’s common shares for each stock option granted from the 2010 Stock Option Program or from its successor program, for the period of three years commencing one month after the date on which the options are issued (“Blocking Shares”). This shall apply accordingly for other share-based compensation. The Management Board Chairman/CEO must immediately report an early sale of such Blocking Shares to the Supervisory Board Chair, and the Company can request a return transfer of an equivalent number of stock options free of charge within a month of receiving such notification, with the most recently granted options being those that must be returned first (last in, first out). A return transfer is not required if the Management Board Chairman/CEO can demonstrate that the sale of the restricted shares was necessary to meet pressing financial obligations.

(5)	These payments settle the entire activity of the Management Board Chairman/CEO for the Company and other affiliates in the meaning of Section 2 (2) as well as for all overtime, additional work, and work on Sundays and public holidays.

(6)	Compensation that the Management Board Chairman/CEO receives from mandates or activities performed in the Company’s interest pursuant to Section 2 (3) are to be rendered to the Company; tax charges are also to be taken into consideration where relevant. For the sake of clarification and to avoid misunderstandings, this shall not apply to the professorial compensation paid by the Region of North Rhine-Westphalia, and for lecturing activities, if the compensation paid for lecturing activities does not exceed the total amount of EUR 8,000.00 per annum.

(7)	The transfer and assignment of compensation claims to third parties is not permitted.

Section 5

Vehicle / outlays

(1)	The Company shall provide the Management Board Chairman/CEO with a car with maximum leasing and insurance costs of up to EUR 20,000 net per year for business and private use. The Company shall also bear all other costs connected with the vehicle. The Management Board Chairman/CEO is required to have the private use of the vehicle be taxed as a benefit in kind.

(2)	The Management Board Chairman/CEO shall hereby expressly waive all claims and shall indemnify the Company from any claims that might accrue to him, his dependents or third parties from the Company about the private use of the company car, if they are not covered by the Company’s insurance protection.

(3)	The Company shall reimburse the Management Board Chairman/CEO for expenses he incurs in performing his tasks as part of this agreement, including travel and business entertainment expenses according to the respective fiscally permissible maximum rates. If the expenses exceed these maximum rates, they shall be reimbursed after submitting the corresponding vouchers.

Section 6

Continued payment of compensation in the case of sickness or death

(1)	If the Management Board Chairman/CEO is prevented from performing his activities through illness or other circumstances not caused by gross negligence or intentionally, the Company shall pay in full the fixed compensation pursuant to the above Section 4 (1) for the calendar month in which the incapacity commences, as well as for a further twelve months, albeit at maximum until the end of this Service Contract. The bonus payment pursuant to above Section 4 (2) shall be granted correspondingly, although it shall reduce proportionally if the Management Board Chairman/CEO fails to perform his work, for example due to illness-related incapacity to work, for a period of more than 9 months p.a. (9/12 in the case of one year of illness, for example). Sickness benefits paid by the health insurance fund/private health insurance shall be deducted from compensation.

(2)	If the Management Board Chairman/CEO dies during active employment, his widow and children, to the extent that they are under 25 years of age and are still undergoing professional training, shall be entitled as joint and several creditors to the continued payment of the fixed salary pursuant to Section 4 (1) for the month of death and the six subsequent months, albeit at maximum until the end of this Service Contract. They shall also be entitled to any still-unpaid bonus for a fiscal year elapsed preceding the death, and pro rata temporis until the death to the bonus for the year of death.

(3)	In relation to the payment to be continued to be paid pursuant to the above Sections 1 and 2, the Management Board Chairman/CEO and/or his remaining dependants shall be required to deduct the following – if the payments are congruent with the fixed compensation and do not exceed the fixed compensation:

(i)	any private pension if and to the extent that the premiums were last paid by the Company or one of its affiliates;

(ii)	if the incapacity to work has occurred because of an accident, those payments that the Management Board Chairman/CEO obtains from another party due to an accident, especially also from an accident insurance policy concluded by the Company or by one of its affiliates for him, or from the individual that is required to compensate for the consequences of the accident.

The Management Board Chairman/CEO and his remaining dependants shall be obligated to provide information about the scope of deductible benefits.

(4)	The Management Board Chairman/CEO shall hereby cede his loss compensation claims to the Company in the instance that such be infringed by third parties, if the Company pays continued compensation in the meaning of the above paragraph. He shall be obligated to provide the Company with the information required to assert his claims, and to support it in the prosecution of an action.

Section 7

Insurance / D & O insurance

(1)	The Company shall insure the Management Board Chairman/CEO against accident with a cover amount of EUR 1,000,000 and occupational incapacity with a monthly disability income benefit of EUR 25,000 (term until the age of 67), as well as premiums for a term life insurance policy with a cover amount of EUR 1,000,000. It shall also assume the wage and church taxes that are incurred.

(2)	The Company shall additionally assume the flat-rate wage and church taxes in relation to the direct insurance concluded by the Management Board Chairman/CEO at Allianz Pensionskasse AG and at ERGO Lebensversicherungs AG.

(3)	The Company shall arrange as part of the permissible statutory options (especially considering the deductible pursuant to Section 93 (2) Clause 3 of the German Stock Corporation Act [AktG]) Directors & Officers Liability insurance cover for the Management Board Chairman/CEO to a level appropriate to the related risk, albeit at least in an amount of EUR 10,000,000 (ten million), and shall bear the related costs. The Management Board Chairman/CEO himself shall bear any taxes relating to the monetary benefit that this generates.

Section 8

Vacation

(1)	The Management Board Chairman/CEO shall be entitled to annual vacation of 30 working days (Monday to Friday, apart from statutory public holidays). Settlement of vacation entitlement in cash shall not be permitted.

(2)	The dates and duration of vacation are to be coordinated and determined in agreement with the Supervisory Board Chairman and in collegial coordination with the other Management Board members, considering the Company’s operating matters.

Section 9

Confidentiality, records

(1)	The Management Board Chairman/CEO may not exploit or communicate to other individuals business and operating secrets and any of the Company’s other matters and transactions that are not intended for third parties, which are entrusted to him or made known to him as part of his activity for the Company, unless their publication is required in the Company’s interest, or a mandatory statutory obligation to provide information exists.

(2)	If the Management Board Chairman/CEO leaves the Company’s services, or after his being released from the obligation to render services, or at the demand of the Company’s Supervisory Board at any time, the Management Board Chairman/CEO shall be obligated to immediately transfer to the Company, in other words, to an individual nominated by the Supervisory Board, all work resources (e.g. laptops and similar) and all written documents, correspondence, records, drafts, papers, copies, photocopies and similar (hereinafter also referred to as documents), which relate to the Company’s matters and which are still in his possession. The Management Board Chairman/CEO shall not be entitled to exercise a right of retention to such work resources and documents. The Management Board Chairman/CEO shall be entitled to make copies at his own cost of any documents that serve or could serve to discharge the Management Board Chairman/CEO. The Management Board Chairman/CEO must prepare a list of the copied documents in the aforementioned meaning, and submit it to the Company, in other words, to an individual nominated by the Supervisory Board.

Section 10

General prohibition of competition

The prohibition of competition pursuant to Section 88 the German Stock Corporation Act (AktG) shall apply during the duration of the Service Contract. Moreover, the Management Board Chairman/CEO shall not acquire an interest in a company that competes with the Company or maintains a significant scope of business relationships with it. Shareholdings amounting to less than 5% of the share capital or voting rights of the company as specified in the above Clause 1 and which do not enable any influence over the boards of the respective company shall not be deemed an interest in the meaning of this provision. Shareholdings of more than 5% in the share capital of voting rights of the company as specified in above Clause 1 shall require express prior written approval by the Supervisory Board. If the Management Board Chairman/CEO indicates to the Supervisory Board that he wishes to enter into an investment in one of the companies specified in the above Clause 1, the Supervisory Board at its next meeting following the notification shall decide whether to issue or refuse approval, if the Management Board Chairman/CEO informs the Supervisory Board at least 21 days before the Supervisory Board meeting concerning his wish to enter into an investment. For each case of infringement against the prohibition of competition, the Management Board Chairman/CEO shall pay to the Company a contractual penalty equivalent to 1/12 of his fixed annual salary.

Section 11

Post contractual prohibition of competition

(1)	The Management Board Chairman/CEO shall obligate himself during the period of two years after the end of the Service Contract not to work for a company that competes with the Company or with one of its direct or indirect affiliates. The prohibition of competition shall be applicable in countries in which the Company or its direct or indirect affiliates are active as of the date of the end of the Service Contract. A competing company shall be deemed to be any company whose focus of activities as per its respective corporate purpose corresponds to the Company or to one of its direct or indirect subsidiaries.

Accordingly, and in particular, the Management Board Chairman/CEO shall obligate himself:

(i)	not to enter into any service, work, independent advisory, or representative relationships at such a company,

(ii)	not himself to form or acquire such a company, and

(iii)	not to acquire a direct or indirect interest in such a company; this shall not apply for interests of less than 10% in the share capital of a listed company.

(2)	The post-contractual prohibition of competition shall not apply if the Service Contract ends because of partial or complete reduction in earning capacity. If the employment with the Company ends due to the Management Board Chairman/CEO starting early or final retirement, the post-contractual prohibition of competition shall also not come into force. If a party terminates the Service Contract without notice for an important reason pursuant to Section 626 of the German Civil Code (BGB), the prohibition of competition shall become ineffective if the Party entitled to terminate has issued a written declaration before the expiry of the month after receipt of the termination that it does not consider itself bound by the agreement. The Management Board Chairman/CEO shall be required to address the declaration to the Chair of the Company’s Supervisory Board.

(3)	The Company shall pay to the Management Board Chairman/CEO for the duration of the post-contractual prohibition of competition compensation of 50% of the average annual salary for the last three years per year for the duration of the prohibition of competition, unless he expressly waives in writing the assertion of the prohibition of competition in corresponding application of the principle of Section 75 a of the German Commercial Code (HGB).

(4)	All compensation payments shall be disbursed in monthly instalments as of the month-end. Income that the Management Board Chairman/CEO generates during the duration of the competition arrangement through other application of his work shall be deducted from the compensation if the revenue and the compensation together would exceed by more than 15% the contractual benefits that he last procured.

(5)	If the post-contractual prohibition of competition is infringed, the Company shall be released from the obligation to pay the compensation, and is especially entitled to assert claims to non-performance and full loss compensation. Each case of infringement against the prohibition of competition, the Management Board Chairman/CEO shall pay to the Company a contractual penalty equivalent to 1/12 of the fixed annual salary.

Section 12

Work eligible for special protection rights

(1)	All results of the work of the Management Board Chairman/CEO shall accrue solely to the Company both in rem and economically. In particular, copyrights and industrial property rights as well as rights to technical inventions or improvements that the Management Board Chairman/CEO has made or developed during his activity for the Company or on the basis of work for the Company shall be solely attributable to the Company. The Management Board Chairman/CEO shall hereby cede all corresponding rights to the Company, which shall expressly accept such cession. Employee invention law shall not be applicable to the Management Board Chairman/CEO.

(2)	Irrespective of (1), and furthermore if a transfer in rem is not possible or has not occurred, the Management Board Chairman/CEO shall hereby transfer the global exclusive right of use, which shall not be limited in terms of time or content, to any copyrights arising in his person to works created in connection with his activity based on his experience from his activity for the Company or based on the Company’s works, to the Company, which shall accept such transfer. The rights shall relate to all purposes that the Company pursues or will pursue as part of its respective – in other words also future – business activities. In particular, the transfer of rights shall not be limited to the duration of the activity for the Company. The Management Board Chairman/CEO shall waive designation as originator.

(3)	The exploitation of technical organisational improvements proposed by the Management Board Chairman/CEO shall accrue exclusively to the Company.

(4)	In relation to the aforementioned cession or transfer or exploitation of rights that accrue to it, the Company shall not be obligated to render any additional compensation. Mandatory statutory compensation claims shall be hereby unaffected.

(5)	The provisions of this Section 15 shall apply in relation to the Company’s direct or indirect affiliates – at the Company’s option for the benefit of the Company or the benefit of the respective affiliate – correspondingly.

(6)	To clarify to avoid misunderstandings, the provisions of this Section 15 shall not apply for all results of the work of the Management Board Chairman/CEO at the Ruhr University Bochum, especially to the extent that these are utilised by Ruhr University Bochum.

Section 13

Contractual duration

(1)	This service contact shall be concluded on a firm basis for the duration from November 1, 2015 until October 31, 2020. In the instance of a further appointment of the Management Board Chairman to the Company’s Management Board, it shall extend by the period of the appointment. The Parties shall agree on a further appointment at the latest nine months before the expiry of an appointment period.

(2)	The right to termination on good grounds pursuant to Section 626 of the German Civil Code (BGB) shall be unaffected. If the Management Board Chairman/CEO becomes wholly or partly incapable of working in the meaning of social security legislation during the term of the Service Contract, the Service Contract shall discontinue at the end of the next quarter in which the partial or complete reduction in earning capacity is determined, albeit at the latest as of the date on which the Service Contract would have ended without the partial or complete reduction in earning capacity.

(3)	The Company shall be entitled at any time, albeit especially after the termination of the Service Contract, to release the Management Board Chairman/CEO from his obligation to work for the Company.

(4)	Severance pay in the case of early termination of Management Board duties without good grounds shall be capped at twice the specified annual salary, and shall amount to no more than the total remuneration due for the remaining period of the contract. A deduction of income from other sources pursuant to Section 326 (2), 615 Clause 2 of the German Commercial Code (BGB) shall not occur in this instance. The severance entitlement shall fall due for payment with the discontinuation of the employment

Section 14

Special termination right, change-of-control clause

(1)	For the instance of a change of control, the Management Board Chairman/CEO shall have the right to terminate on an extraordinary basis the employment contract with a notice period of three months as of the month-end (special termination right) and to step down from his office as a member of the Management Board and Management Board Chairman/CEO giving such notice period. The special termination right of the Management Board Chairman/CEO shall lapse if he does not exercise it within three months after being notified of the change of control.

(2)	A change of control in the meaning of this agreement shall exist if the Company’s shares have been admitted to stock market listing

(i)	given attainment or exceeding the control threshold in the meaning of Section 29 of the German Securities Takeover Act (WpÜG) (at least 30% of the voting rights),

(ii)	given attainment or exceeding the thresholds of 50% and/or 75% of the voting rights pursuant to Section 21 et seq. of the German Securities Trading Act (WpHG),

(iii)	if a shareholder or group of shareholders acting in coordination in the meaning of Section 30 WpÜG combines to form a simple majority of the voting rights at the Company’s General Meeting of Shareholders, without reaching or exceeding the control threshold in the meaning of Section 29 WpÜG (a so-called “constructive majority at the general meeting of shareholders”);

if the Company’s shares are not admitted to stock market listing

(iv)	in the case of the acquisition of a majority interest pursuant to Section 20 (4) of the German Stock Corporation Act (AktG) requiring notification pursuant to Section 20 (4) AktG,

(v)	if a shareholder or group of shareholders acting in coordination and the meaning of Section 30 WpÜG combines to form a simple majority of the voting rights at the Company’s General Meeting of Shareholders (a so-called “constructive majority at the general meeting of shareholders”);

(3)	The date of notification shall be deemed to be

(i)	the date on which the Company publishes the voting rights announcement pursuant to the provisions of the WpHG

(ii)	the date on which the bidder or party obligated to make an offer announces the reaching or exceeding of the control threshold pursuant to the provisions of the WpÜG;

(iii)	the date on which the Company announces the existence of the interest in the company bulletin pursuant to Section 20 (6) AktG,

(iv)	the date on which the Company becomes aware that a shareholder or a group of shareholders acting in coordination and the meaning of Section 30 WpÜG combines or has combined at the Company’s General Meeting of Shareholders to form a simple majority of the voting rights;

(4)	If the special termination right is exercised, the Management Board Chairman/CEO shall be entitled to a severance payment. A severance payment shall consist of three years’ salaries (fixed salary plus variable compensation pursuant to Section 4 (2) (annual bonus) based on an imputed 100% target attainment). Income derived from other sources shall not be deducted pursuant to Sections 326 (2), 615 Clause 2 of the German Civil Code (BGB). The severance entitlement shall fall due for payment with the discontinuation of employment. Stock options and/or other share-based compensation shall be settled based on any related agreed terms.

(5)	In the instance of the aforementioned exercising of his special termination right, the Management Board Chairman/CEO shall relinquish without being asked his office as Management Board Chairman/CEO as of the date when the termination becomes effective through declaration to the Company, as represented by the Supervisory Board Chair.

Section 15

Final provisions

(1)	All amendments to this Service Contract shall require written form to be legally effective, as well as the Supervisory Board’s express and written approval. This shall also apply for the amendment to the above Clause 1.

(2)	No verbal subsidiary agreements have been entered into.

(3)	Should individual provisions of this Service Contract be or become invalid, this shall not affect the efficacy of the other provisions. In such case, the Parties shall be obligated to replace the ineffective provision by an effective provision that as far as possible achieves the intended aim of the ineffective provision. This will also apply if the ineffectiveness of a provision is based on a measure of performance or time; the legally permissible measure shall then be valid.

(4)	Both Parties shall declare that in each case they have received an original copy of this service agreement signed by both Parties.

Jürgen Baumann

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